Amended Pricing Supplement dated November 20, 1998      Rule
424(b)(3)
(To Prospectus dated August 19, 1997 and            File No. 333-
32135
Prospectus Supplement dated August 19, 1997)

                   NATIONWIDE HEALTH PROPERTIES, INC.

                 Medium-Term Note, Series C - Fixed Rate
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Face Amount: $23,500,000
Trade Date:    November 17, 1998
Issue Price: 100%
Original Issue Date:     November 20, 1998
Interest Rate: 7.90%
Net Proceeds to Issuer: $23,359,000
Interest Payment Dates:  April 1, October 1
Agent's Commission: 0.60%
Regular Record Dates:    March 17, September 16
Name of Agent:      Goldman, Sachs & Co.
Stated Maturity Date:    November 20, 2006
Agent acting in the capacity indicated below:
 [X] As Agent
 [ ] As Principal
Denominations (if other than $1000 and integral multiples thereof):

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Day Count Convention:
 [X] 30/360 for the period from November 20, 1998 to November 20,
2006
 [ ] Actual/360 for the period from                    to
 [ ] Actual/Actual for the period from                 to
 [ ] Other (see attached)                              to

Redemption:
 [X] The Notes cannot be redeemed prior to the Stated Maturity
Date.
 [ ] The Notes may be redeemed prior to Stated Maturity Date.
      Initial Redemption Date:
      Initial Redemption Percentage:     %
      Annual Redemption Percentage Reduction:      % until
Redemption
       Percentage is 100% of the Principal Amount.

Repayment:
 [X] The Notes cannot be repaid prior to the Stated Maturity Date.
 [ ] The Notes can be repaid prior to the Stated Maturity Date at the
     option of the holder of the Notes.
      Optional Repayment Date(s):
      Repayment Price:     %

Original Issue Discount: [ ]  Yes   [X]  No
 Total Amount of OID:
 Yield to Maturity:
 Initial Accrual Period:

Form: [X] Book-entry   [ ] Certificated
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          Goldman, Sachs & Co.                    Merrill Lynch &
Co.

                     CERTAIN U.S. TAX CONSIDERATIONS
     This summary replaces the discussion under the caption
"Backup
Withholding" in the Prospectus Supplement dated August 19, 1997.

Backup Withholding

     Under current U.S. federal income tax law, a 31% "backup" withholding tax is applied to certain interest and principal payments made to, and to the proceeds of sales before maturity by, certain U.S.
persons if such persons fail to supply taxpayer identification numbers and other information. Interest paid with respect to a Note and received by a non-U.S. holder will not be subject to backup withholding if the person required to withhold has received appropriate certification statements. The applicable certification procedures require that the holder certify as to its non-U.S. status and provide its name and address.

     The Treasury Department has promulgated final regulations
(the
"Final Regulations"), which are generally effective for payments made after December 31, 1999, subject to certain transition rules, regarding the backup withholding rules discussed above. In general, the Final Regulations do not significantly alter the substantive withholding and information reporting requirements, but unify current certification procedures and forms and clarify reliance standards. Under the Final Regulations, special rules apply which permit the shifting of primary responsibility for withholding to certain financial intermediaries acting on behalf of beneficial owners.